Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividend for the 12th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 16, 2012--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, today announced a 7% increase in the Company’s second quarter cash dividends. The cash dividend of $0.165 per share of Class A Common Stock and $0.15 per share on Class B Common Stock will be payable July 20, 2012 to shareholders of record as of June 15, 2012. The increased dividend results in an annualized dividend yield for the Class A Common stock of 3% based upon the closing price on May 15, 2012.

“It is a privilege to reward our loyal shareholders with the 12th consecutive annual increase in the Company’s quarterly cash dividend - another piece of great news in what has been an outstanding year for our Company’s operations. In addition to the exciting news related to our increased quarterly dividend, the Company posted record first quarter net income, was recently named the best performing bank in the country by Bank Director Magazine, and completed an FDIC-assisted acquisition of a failed bank in the Greater Nashville, Tennessee market. There has never been a more exciting time to be part of the Republic Family. As this positive news demonstrates, ‘We were here for you yesterday. We are here for you today. We will be here for you tomorrow,’®” commented Steve Trager, President and CEO for Republic.

Republic Bancorp, Inc. (Republic) has 43 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany and one banking center in Franklin (Nashville), Tennessee. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.3 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

We were here for you yesterday. We are here for you today. We will be here for you tomorrow. ®

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and CEO